EXHIBIT 10.11

STI SERVICES AGREEMENT – CINGULAR POUND PROGRAM

This Services Agreement, together with Exhibits A, B and C attached hereto (collectively this “Agreement”), dated effective as of the 19th day of June, 2006 (the “Effective Date”), is hereby entered into by and between Single Touch Interactive, Inc., a Nevada corporation, located at 2533 N. Carson Street, Carson City, Nevada 89706 (“STI”), and Boulevard Media Inc., a Colorado corporation, located at 1685 H Street, Suite 615, Blaine, WA, 98230 (“BMI”). Terms with initial capital letters are defined terms which shall have the meanings ascribed to them in the “Definitions” section below, or elsewhere in this Agreement, as the case may be. STI and BMI may sometimes be referred to herein collectively as the “Parties” or individually as a “Party”.

WHEREAS, BMI is in the business of providing IVR-based social networking services to landline, mobile and web consumers;

WHEREAS, STI is in the business of developing, hosting and providing value-added mobile telephone applications and services, including billing and content delivery services. STI has the ability, through its platform (described in Exhibit “A”), to provide delivery of, and billing services for, certain BMI voice services and mobile content, purchased by end users (the “Pound Program”);

WHEREAS, BMI wishes to market the Pound Program to End User, pursuant to a revenue share arrangement with STI as further set forth in this Agreement below; and

NOW, THEREFORE, in consideration of the mutual promises and conditions hereinafter set forth, the receipt and sufficiency of which is hereby mutually acknowledged, IT IS AGREED by and between the Parties as follows:

1.	DEFINITIONS

“Affiliates” means, as to a Party, any present or future Parent of the party and any present or future Subsidiary of the Party and/or its Parent, but only for so long as the Parent remains the Parent of the party and the Subsidiary remains a Subsidiary of the Party and/or its Parent.

“Agreement” shall mean this Agreement, and each of its Exhibits, as they exist on the Effective Date or as may be modified in accordance with the Agreement. In the event of an inconsistency between or among any terms of the Agreement and its Exhibits, the provision(s) of the Agreement shall prevail.

“Bad Debt” results when the Carrier has determined that it cannot collect from the End User the billed party amounts due on End User’s purchase of the BMI Service Bundle.

“BMI Catalog” means the file, or its equivalent, sent from BMI to STI containing Content, Content name, identification numbers, licensing information, etc.

“BMI Service Bundle” shall mean the combination of Chat Services and Content available for purchase by End Users through the Pound Program.

“Brand Features” shall mean all trademarks, service marks, logos, trade dress and other distinctive brand features of a party, including, if applicable, the look and feel of a party’s principal consumer website.

“Carrier” or “Cingular” means a provider of wireless telecommunication services to BMI, who provides a wireless telecommunications network for the Pound Program, including text messaging and billing services in the Territory;

“Charge back” means credits provided by the Carrier to the End User account associated specifically with End User purchase of the BMI Service Bundle that were initially charged to the End User’s cellular services bill.

“Chat Services” means the IVR-based services operated by BMI and offered to End Users who wish to listen and/or talk live to other End Users.

“Content” means (1) all audio sounds (Ringtones), (2) images (Wallpaper) (3) Video and (4) any other content and software or programs owned by BMI and licensed to STI pursuant to Section 2.5 hereunder, that the Parties mutually agree in writing to make available for distribution to the End Users through the Pound Program.

“Delivery” or “Delivered” means when Content is downloaded to a Handset by any Person using the Pound Program.

“Effective Date” shall be that date set forth in the header paragraph of this Agreement.

“End User” means a customer of BMI who subscribes to a Carrier’s wireless service and uses the Pound Program to purchase a Service Bundle.

“Gross Revenue” shall mean the Retail Price billed by a Carrier and paid to STI as a result of an End User’s purchase of a BMI Service Bundle. Gross Revenue will include the Carrier revenue share and shall not include any other amounts charged by STI and the Carrier, including, but not limited to, amounts charged for taxes, Bad Debt, refunds or assessments.

“Handset” means any wireless device, including, but not limited to, cell phones, wireless personal digital assistants or “PDA's”, and any similar devices, that incorporates certain technology and software and is capable of receiving Content.

“Indemnified Party” shall have the meaning set forth in Section 9

“Indemnifying Party” shall have the meaning set forth in Section 9

“In-Production Standards” shall mean the entire order process from initial call setup though to the completion of the transaction with the read-back of information to the end user shall not exceed 180 seconds given a direct path of options and excluding any ringtone selection time and the data exchanges with BMI, for 97% of calls on a monthly basis. (i.e. the end user does not repeat multiple menus, select multiple packages etc) and, secondly, the gross billings reported by STI, submitted to the carrier and subsequently billed to the end user shall be no less than 97% of the gross billings recognized and fulfilled by BMI.

“License(s)” shall mean those Licenses identified in subsection 5

“Licensee” means the Party that is the recipient of a License in accordance with this Agreement.

“Licensor” means the Party that grants a License in accordance with this Agreement.

“Licensed Item(s)” shall mean those items subject to a License as set forth in Sections 5 and 6.

“Notice” shall mean that written notice in the form set forth in, and delivered in the manner required by, subsection 13.4.

“Parent” means any Person that owns or controls, directly or indirectly (i) the majority (more than 50%) of the shares or other securities of the Party entitled to vote for election of directors (or other managing authority) of the Party or (ii) if such Party does not have outstanding shares or securities, the majority (more than 50%) of the equity interest in such Party, but only for so long as such ownership or control exists in (i) or (ii) above.

“Party” or “Parties” means STI or BMI, or STI and BMI, respectively.

“Payment” means any sums payable by one Party to the other Party hereunder.

“Person” means, except for STI or BMI, or any of their Affiliates, any other person, entity or enterprise, including, without limitation, any corporation, partnership, joint-venture, limited liability BMI or any governmental agency, commission, panel or department, whether local, state or federal.

“Retail Price” means the price paid by an End User to purchase a BMI Service Bundle.

“Ringtones” mean a sound file that can be downloaded on a Handset and may be prompted to play at various times, including when a voice or text message is sent to the Handset.

“SMS” or “Short Message Service” shall mean alphanumeric messages up to 160 characters in length sent to or from Handsets of End Users and displayed on the Handset’s screen.

“SMPP” or “Simple Message Peer to Peer” means the communication protocol used to deliver SMS to and from its End Users.

“Short Dial Code” means a number (with fewer digits than a 10-digit telephone number) used by an End User to simplify access to voice services or the sending of text messages;

“Subsidiary” of a Party shall mean any Person or other legal entity (a) the majority (more than 50%) of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such party either directly or indirectly, or (b) which does not have outstanding shares or securities but the majority (more than 50%) of the equity interest in which is now or hereafter owned or controlled by such party either directly or indirectly, but only for so long as such ownership or control exists in (a) or (b) above.

“Term” means the term of this Agreement set forth in subsection 11.

“Territory” means the United States or as otherwise mutually agreed to in writing by both Parties.

“Trademark License” means those Licenses identified in subsections 6.2.

“Wallpaper” means a file that may be downloaded to a Handset and, when displayed, creates a graphic image on the Handset’s monitor.

“WAP” means the wireless access protocol used to create web-sites to be accessed via a wireless network by a Handset.

2.	BMI RESPONSIBILITIES

2.1 Provisioning Fee Payable to STI. BMI shall pay to STI a total of ONE HUNDRED THOUSAND AND NO/100 US DOLLARS ($100,000.00) for the initial provisioning, set-up and integration of three (3) discrete Short Dial Codes on the Cingular network to support BMI’s application of STI’s Pound Program (“Provisioning Fee”). The Provisioning Fee will be payable in-full in readily available funds within five (5) business days following the Effective Date.

2.2 Refund. Any one of the following events shall be considered a material breach of the agreement and therefore STI agrees that it shall refund to BMI a proportion of the amount paid under Section 2.1 above to the number of Short Dial Codes impacted by the event within ten (10) days from BMI’s notice to STI:

(a)	In the event BMI, in its sole discretion, does not accept the Pound Program pursuant to Section 3.5 below, as a viable product for use in a production environment;
(b)	The Pound Program fails to meets its In-Production Standards of performance; or
(c)	If any Short Code(s) registered by STI are cancelled by the Carrier due to any actions of STI.

2.3 Chat Services. BMI shall create, configure, host, maintain and support Chat Services for End Users, including but not limited to interface processes with STI, reporting, decrementing minute packages and member management.

2.4 Content. BMI shall provide the BMI Catalog of Content to STI for its use in the Pound Program.

2.5 Licensing. BMI shall maintain all necessary and applicable licenses, fees and permissions necessary for the continued use of Content provided to End-Users from the BMI Catalog.

2.6 Marketing. BMI shall use commercially reasonable efforts to promote and advertise the Pound Program.

2.7 Customer Service. BMI shall be solely responsible for all customer service related issues, and the Parties acknowledge and agree that, except as expressly set forth in this Agreement, while STI will support BMI’s customer service, STI shall have no direct contact with any End User.
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3.	STI RESPONSIBILITIES

3.1 Short Dial Code. STI, as a licensee of Cingular, has licenses, permissions and rights to use three voice Short Dial Code(s) (the “Licensed Short Dial Codes”). During the Term of this Agreement, and pursuant to the terms and conditions contained herein, STI shall permit and accommodate BMI’s continued use and enjoyment of the Licensed Short Dial Codes.

3.2 Licensed Short Dial Codes. In the event of termination of this Agreement, and should STI continue to be the licensee of the Short Dial Codes, STI will not allow the use of the Licensed Short Dial Codes by any other Person operating within BMI’s market space for a period of three (3) years from the effective date of termination.

3.3 Continuing Business Accommodation. In the event that STI ceases to do business and may no longer provide the services contemplated during the term of this Agreement, STI will use commercially reasonable efforts to attempt to accommodate a continuing business relationship by and between BMI and Cingular. The parties agree that Cingular is a service provider as it relates to this Agreement and not under the control, supervision or direction of STI.

3.4 Pound program. Subject to the terms in this Agreement, STI agrees to create, configure, host and maintain an instance of the Pound Program as described in Exhibit “A” (the “Services”).

3.5 Testing and Acceptance. STI shall deliver the Services to BMI for testing and acceptance prior to commercial launch by BMI. The testing period will begin upon receipt by BMI of the Services from STI, and will last for a period of up to twenty (20) business days thereafter, during which time BMI shall conduct random testing of all Short Dial Codes to check: set-up of new memberships and packages, delivery of Content, subsequent purchases by the same mobile subscriber and associated delivery of content, billing descriptors appearing on the customer bill, customer service inquiry processes, error handling and timelines of response messages, and test keywords and the subscription flow using random carrier phones. At all times during and subsequent to the testing period, STI will use commercially reasonable efforts to resolve any and all non-conformities, provided, however, STI shall use commercially reasonable efforts to resolve any material non-conformities within five (5) business days of BMI’s notification to STI of the same. In addition, during the testing and acceptance period, STI shall provide to BMI regular updates as to the testing performed on behalf of STI by any third party mobile carriers and aggregators.

3.6 Availability. The Services will be hosted by STI, or any Person selected by STI and approved by BMI (approval not to be unreasonably withheld), in a manner so that it is available continuously (24 hours a day, 7 days a week) except for instances when the program must be removed for emergency fixes, maintenance or updates, in which case BMI will be notified, when commercially reasonable to do so. STI will provide BMI with an estimate regarding the anticipated time to be repaired and returned to service. Any system administration and maintenance shall occur between the hours of 2pm and 4 pm Pacific Standard Time with no less than twenty-four (24) hours prior notice. STI will use its commercially reasonable efforts to minimize the frequency and duration of instances that Services is not available.

3.7 Reports. For the first ninety days of this Agreement, STI shall provide BMI with weekly reports, in the format described in Exhibit “B”. Thereafter, STI shall provide real-time web access to transaction databases.

3.8 Taxes. STI shall ensure that both STI and the Carrier collects, remits and are responsible for all applicable local, state, and federal taxes, access fees and any other FCC and PUC fees and charges. Each Party is responsible for all their other taxes, charges and governmental fees with respect to the sale of Digital Content that may apply, including all taxes based on the net income, franchise, property and/or net worth of Provider, as well as the Washington business and occupation (“B&O”) tax or other taxes similar to the B&O tax.

4.	PAYMENT TERMS

4.1 Amount of Remittance to BMI for the BMI Service Bundle. STI shall, within one hundred and five (105) days from the date on which the BMI Service Bundle was purchased by the End User, remit to BMI sixty percent (60%) of Gross Revenue, minus twenty-two and one-half cents (USD$.225) per End User purchase transaction of a BMI Service Bundle. For example, for a Service Bundle with a Gross Revenue of Five US Dollars (USD$5.00), BMI shall receive Two US Dollars and Seventy-seven and one-half cents (USD$2.775), calculated as Five US Dollars (USD$5.00) times sixty percent (60%) minus twenty-two and one-half cents (USD$.225).

4.2 End User fees for the Services. BMI shall have sole discretion in determining the Retail Price of its Service Bundle, provided, however, in no event shall any Service Bundle be priced less than Two US Dollars and Ninety-five cents (USD$2.95) or higher than Nineteen US Dollars and Ninety-five cents (USD$19.95).

4.3 Telephony and Carrier Charges. BMI shall be responsible for the following charges related to the BMI Service Bundle purchases made by End Users:

(a)
reimbursement to STI for any refunds, credits, Bad Debt or other Charge backs made by a Carrier against STI. Any refunds, credits, Bad Debt or other Charge backs must be specifically identified by Cingular as an end-user mobile identification number (MIN) that acquired BMI’s services through the Pound Program; and

(b)	STI will bill BMI and BMI will pay for these charges within thirty days of BMI’s receipt and verification.

BMI shall not accept any other charges of any kind that are not listed in Section 4.3 or Section 2.1.

4.4 Currency. All fees, remittance, and other currency amounts set forth herein shall be denoted in, and calculated using, US Dollars.

4.5 Late Payments.  All payments of amounts due to a Party which are not paid when due shall accrue late payment charges on the unpaid amount in the amount of one and one-half percent (1½%) per month or the maximum amount allowable under applicable law, whichever is less, from the date due until the date paid in full, including any accrued late payment charges

5.	LICENSES

5.1 BMI License of BMI Brand Features to STI. Subject to the terms and conditions of this Agreement, BMI (the “Licensor”) hereby grants to STI (the “Licensee”) for the Term of this Agreement a non-exclusive, non-transferable license, in the Territory, to reproduce, distribute and publicly display BMI Brand Features in connection with the marketing, distribution and presentation of the Services in accordance with this Agreement and the Branding Restrictions set forth in Section 6 below.

5.2 BMI License of Content to STI. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for the Term of this Agreement, a non-exclusive, non-transferable, royalty-free license, in the Territory, to use BMI’s Catalog for the purpose of fulfilling End-User requirements of the BMI Service Bundle.

5.4 Ownership. This Agreement does not in any way convey ownership of any Brand Feature, or any part thereof, to the other Party.

6.	BRANDING RESTRICTIONS.

6.1 Branding Restrictions. During the Term of this Agreement, all marketing, sale, distribution or other use of the Services by BMI shall be branded solely with the BMI Brand Features, subject only to the branding requirements of wireless carriers or other distribution channels offering the Services (to the extent approved by BMI in advance in writing). All uses of the BMI Brand Features shall be subject to the branding policies provided by BMI or its licensors; any deviations thereof shall be subject to BMI’s prior written consent.

6.2 Use of Trademark Licenses. Each Party’s use of the Trademark License granted to it hereunder shall be in accordance with applicable trademark law, as well as Licensor’s policies regarding advertising and trademark usage as set forth in Licensor’s marketing or advertising guidelines, or as otherwise designated by the Licensor in writing from time to time during the Term of the Agreement. Except as provided in this Section or as subsequently mutually agreed in writing, neither Party shall associate any licensed item that are subject to the other Party’s Trademark License except for the express and limited purposes identified in this Agreement.

6.3 Trademark Obligations. The Licensee, pursuant to its Trademark License, agrees that whenever a Licensed Item is used in advertising or in any other manner, such use will, to the degree designated by the Licensor and allowed by law, include the appropriate “TM”, “SM” or R inside a circle, and the Licensee shall acknowledge that such Licensed Item is owned by the Licensor. The Licensee agrees that it shall not do or cause to be done any act or anything contesting or in any way impairing or reducing the Licensor’s right, title, and interest in the Licensed Item.

6.4 Quality. The Licensee shall not use any Licensed Item in any manner that would injure the reputation of the Licensor. In the event that the Licensor should notify the Licensee in writing that a Licensed Item does not conform to the standards set by the Licensor, the Licensee shall have thirty (30) days to bring such use into conformance, and provide Licensor with a specimen of such conforming use, or cease usage of the Licensed Item.

6.5 Infringement Proceedings and Trademark Registration. The Licensor shall have the sole right and discretion to bring legal or administrative proceedings to enforce its trademark rights hereunder, including actions for trademark infringement or unfair competition proceedings involving any Licensed Item. The Licensee shall not, during or after the Term of this Agreement, register or attempt to register any Licensed Item in any country or jurisdiction.

6.6 Substitution of Trademark. The Licensor reserves the right to substitute other marks for any Licensed Item upon notice to the Licensee, and in such event the Licensee agrees to immediately discontinue use of the selected Licensed Item and begin use of the substitute mark, which thereafter shall be considered a Licensed Item.

7.	WARRANTY

7.1 General. Each party represents and warrants that: (i) it has the full legal right and power to enter into and fully perform this Agreement and to make the commitments it makes herein, and (ii) as of the Effective Date there are no other agreements with any other party in conflict herewith.

7.2 Warranty of Title. Each party represents and warrants that, to the best of its knowledge, it has the right, title and interest in and to its intellectual property rights as necessary to grant all the rights to the other party as provided under this Agreement. Each party represents and warrants to its knowledge that it has obtained all the necessary and appropriate written assignment, clearance, approval, consent, release and/or license from any person or entity (including any third party independent contractor) rendering services in connection with its intellectual property rights licensed under this Agreement, and, with respect to BMI, any release related to any rights of privacy or publicity, as may be necessary for BMI to enter into this Agreement.

7.3 Data. Each party warrants to the other that such warranting party will not publish, distribute or otherwise provide to the other party for use hereunder any data, information, materials, Brand Features or APIs, or other intellectual property that: (i) infringes on any third party’s copyright, patent, trademark, trade secret or other proprietary rights; (ii) violates any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control; (iii) is defamatory or trade libelous; or (iv) contains viruses, spyware, Trojan horses, worms, time bombs, or other similar harmful or deleterious programming routines. The above warranty specifically excludes all data published, distributed or otherwise provided by Wireless end-users.

7.4 WARRANTIES EXCLUDED. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ITEMS OR SERVICES PROVIDED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE AND ANY IMPLIED WARRANTY OF NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES THAT THE WEB SITES, SERVERS AND OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED IN CONNECTION WITH HOSTING SUCH WEB SITES OR PERFORMANCE OF ANY OF THE SERVICES HEREUNDER ARE PROVIDED "AS IS" AND THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY THAT THE MATERIALS, PRODUCTS, OR SERVICES IT PROVIDES HEREUNDER WILL BE FREE FROM BUGS, FAULTS, DEFECTS OR ERRORS OR THAT ACCESS TO ANY OF THE SERVICES WILL BE UNINTERRUPTED.

8.	PROPRIETARY RIGHTS

8.1 Pound Program – Notwithstanding section 8.2 below, STI shall retain exclusive, proprietary ownership rights in its systems and processes that make up the Pound Program, and does not, by means of this Agreement or otherwise, transfer to BMI any right of ownership in or to the same. BMI and their respective agents or affiliates shall not seek any copyright or trademark registration in or to the Pound Program

8.2 Chat Services, Content and BMI Service Bundle - BMI retains exclusive, proprietary ownership rights in and to its systems and processes for the provision of Chat Services, Content and the BMI Service Bundle, and where registered by BMI, the Short Dial Codes used by End Users to access the Pound Program hereunder, and does not, by means of this Agreement or otherwise, transfer to STI any right of ownership in or to the same.

8.3 Intellectual Property– each Party acknowledges that it does not own and has no ownership claim in or to any trademarks, trade names, copyright or other intellectual property of the other Party or its affiliates, (collectively the “Intellectual Property”), and that use by a Party of any Intellectual Property of the other Party, without the express written consent of the other Party, will constitute a material breach of this Agreement. In addition, the Parties agree to take no action, either during or after the term of this Agreement, that is inconsistent with, or could directly or indirectly impair or tend to impair, any of the other Party’s or its affiliates’ right, title or interest in or to its Intellectual Property, and a Party shall immediately notify the other Party if it knows or becomes aware of any infringing use of the other Party’s Intellectual Property by a third party.

8.4 End-User Information. Any and all information obtained from any End User purchasing a Service Bundle through the Pound Program is the property of BMI, and STI agrees to maintain the confidentiality of that information pursuant to the requirements of its Privacy Policy, any Carrier requirements and this Agreement. Any End User information collected by STI shall be passed to BMI and shall not be used by STI for any purpose but the effective application of the Pound Program on behalf of BMI and BMI’s End Users. Further, STI shall not distribute, sell or provide a third party, other than BMI and the Carrier, End User information.

9.	INDEMNIFICATION

9.1Each Party (the “Indemnifying Party”) shall, at its expense and at no cost to the other Party, defend, indemnify, and hold harmless the other Party and its Affiliates and each of their officers, directors, employees and successors and assigns (the “Indemnified Parties”) from and against any damages, losses, penalties, liabilities or expenses of any nature (including reasonable attorneys’ fees) resulting from or in any way related to: (i) any breach by the Indemnifying Party of the Licenses granted by the Indemnified Parties, (ii) any breach of any covenant, warranty or representation of the Indemnifying Party under this Agreement, (iii) any claim or action arising from any negligent act or omission of the Indemnifying Party in performing its obligations under the Agreement, and (iv) any claim or allegation that any information, material or content provided by the Indemnifying Party for use in performing its obligations hereunder infringes, misappropriates or otherwise violates any trademark, patent, copyright or other intellectual property right of any Person (collectively the “Claims”).

9.2The Indemnified Party will promptly provide the Indemnifying Party with Notice of any actual or potential Claim, except that any delay in such Notice shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that the delay caused any prejudice to the Indemnifying Party. The Indemnifying Party may settle, at its sole discretion and own expense, any such Claim against an Indemnified Party. Any disposition or settlement that imposes any liability on or affects the rights of the Indemnified Party will require the Indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed.

10.	LIABILITY LIMITATIONS

10.1 WITH THE EXCEPTION OF ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR ANY MISAPPROPRIATION BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOSS OF PROFITS, LOSS OF ANTICIPATED REVENUE, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCT(S), FACILITIES OR SERVICES, DOWNTIME COST, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED IN WARRANTY, CONTRACT, NEGLIGENCE, STRICT TORT, PRODUCTS LIABILITY OR OTHERWISE, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES EXPRESSLY AGREE THAT THE LIMITATIONS ON DAMAGES SET FORTH IN THIS AGREEMENT ARE AGREED ALLOCATIONS OF RISK CONSTITUTING IN PART THE CONSIDERATION FOR THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS SET FORTH IN THIS AGREEMENT. IN ADDITION, THE PARTIES AGREE THE FOREGOING IN NO WAY LIMITS THEIR RESPECTIVE INDEMNITY OBLIGATIONS HEREUNDER.

11.	TERM AND TERMINATION

11.1 Initial Term and Renewal. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated as provided herein or as mutually agreed to by the Parties, continue for one (1) year (the “Term”). As of the last day of the Term, unless earlier terminated by delivery of Notice of termination from one party to the other prior to the expiration of the Term, or otherwise agreed to by the Parties in writing, the Term of this Agreement shall be automatically extended for additional six (6) month renewal periods, provided, however, either Party may terminate this Agreement during a renewal period at any time, and for any reason, by providing the other Party with no less than two (2) months written notice thereof.

11.2 Termination for Cause. Each Party shall have the right to terminate this Agreement for cause upon written notice to the other Party if the other Party materially breaches any provision of this Agreement, and either (1) does not cure such breach within thirty (30) days following written notice thereof from the non-breaching Party, or (2) if curable but not capable of cure within thirty (30) days, the breaching Party has not initiated and/or diligently pursued actions to correct the breach as soon as reasonably practicable, or (3) if the other Party ceases business operations, becomes insolvent, or is subject to any bankruptcy or other similar legal process or proceeding. Material breaches of this Agreement for which no cure period is required shall include, but not be limited to, (1) the failure or refusal to grant the Licenses set forth in Section 3 herein, and (2) any failure to pay any amounts when due three (3) or more times in a calendar year. In the event either Party fails to pay any amounts when due three (3) or more times in a calendar year, any and all rights to terminate the Agreement shall immediately revert to the Party that is not in default. A Party asserting its right to terminate this Agreement pursuant to the foregoing may do so in addition to, or in combination with, any other rights available to it under law, equity, or this Agreement, and shall not be liable to the other party for any termination charges, including, without limitation, damages for goodwill, investments made and the like.

11.3 Effects of Termination. Upon any termination or expiration of this Agreement: (i) all rights and Licenses granted under this Agreement shall terminate, except for those which survive termination as expressly provided in this Agreement, (ii) STI shall immediately remove the Service Bundle from the Pound Program, and shall cease permitting End Users to purchase and download the Service Bundle, (iii) BMI shall cease providing STI with access to the Service Bundle, (iv) STI shall cease distributing the Service Bundle in any manner to any End User or any other Person, (v) BMI shall fulfill End Users obligation from any BMI Service Bundles purchased, and (vi) the Parties shall promptly account for and submit all respective Payments due to the other Party.

11.4 Survival. The following provisions shall survive any termination or expiration of this Agreement, in addition to those terms that expressly survive: Section 2 (Refunds), Section 4 (Payment Terms) for all amounts due prior to the termination or upon expiration of this Agreement, and Sections 6 (Branding Restrictions), 9 (Indemnification), 10(Liability Limitations), and 12 (Confidentiality).

11.5 Termination for Material Adverse Change. If, during the Term of this Agreement, either Party determines that business conditions have changed, or are likely to change, to such an extent that continuation of this Agreement would have a material adverse effect on such Party, or any of its affiliates, then that affected Party shall provide Notice to the other Party disclosing the material adverse change. Once Notice has been provided, the Parties agree to meet in good faith to modify the terms of this Agreement in an attempt to mitigate or eliminate such material adverse effect. If the parties cannot agree to any such modifications within thirty (30) days of such Notice, then the affected Party shall be entitled to terminate this Agreement without liability by providing the other Party with thirty (30) days prior written notice thereof.

12.	CONFIDENTIALITY

12.1 Confidentiality. The parties agree to be bound by the terms of the Non-Disclosure Agreement entered into between the parties and attached as hereto as Exhibit “C.”

13.	GENERAL PROVISIONS

13.1 Costs and Expenses. Unless otherwise specified herein, each Party agrees that it is solely responsible for all costs and expenses incurred by such Party in connection with the performance of its obligations set forth in this Agreement.

13.2 Relationship of Parties. The Parties to this Agreement are independent of one another and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Neither Party shall have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

13.3 Notices. All notices, consents, waivers, and other communications intended to have legal effect under this Agreement (“Notices”) must be in writing, must be delivered to the other Party at the address set forth in the signature block below by personal delivery, certified mail (postage pre-paid), a nationally recognized overnight courier, or via facsimile with verified receipt of transmission, and shall be effective upon receipt (or when delivery is refused). Each Party may change its address for receipt of notices by giving written notice of the new address to the other party.

13.4 Governing Law and Venue. This Agreement shall be solely and exclusively governed, construed and enforced in accordance with the laws of the State of Nevada, USA, without reference to conflict of laws principles. Any suit, action or proceeding arising from or relating to this Agreement must be brought in either a state or federal court located in, or for which jurisdiction and venue would be appropriate for the geographical area including, Carson City, Nevada, USA, and each Party irrevocably consents to the jurisdiction and venue of any such court in any such suit, action or proceeding.

13.5Attorneys’ Fees. In the event that any action or proceeding is brought in connection with this Agreement, then, following the final judgment for such action or proceeding, the prevailing Party shall be entitled to recover its costs and reasonable attorneys’ fees.

13.6 Non-Solicitation. The parties agree to be bound by the terms of non-solicitation as set forth in the Non-Disclosure Agreement entered into between the parties and attached as hereto as Exhibit C

13.7 Waiver. Neither a course of dealing nor the failure of either Party to require performance by the other Party of any provision of this Agreement shall affect the full right of such Party to require such performance at any time thereafter; nor shall the waiver by either Party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself.

13.8 Assignment.  Neither this Agreement, nor any rights, obligations, or other interests of a Party may be assigned by a Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any purported assignment of same without such consent shall be void. STI may subcontract to third parties its obligations under this Agreement, provided any such third party agrees to terms and conditions no less restrictive than those set forth herein, and may, upon written notice to BMI, assign its right to receive Payment to any other Person.

13.9 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by an applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions; provided, however that if the Parties are unable to so change the provision, then the affected Party may terminate this Agreement upon thirty (30) days notice.

13.10 Force Majeure. Each party will be excused from performance hereunder (except for payment obligations that are due and payable upon the date of the happening of any force majeure event) for any period and to the extent that it is prevented from such performance, in whole or in part, as a result of delays caused by the other party or an act of God, natural disaster, war, civil disturbance, court order, labor disputes, third-party non-performance, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, including failures or fluctuations in electric power or telecommunications equipment, and such non-performance will not be a default or a ground for termination hereof.

13.11 Entire Agreement; Amendment; Construction. This Agreement, together with all Exhibits attached hereto (which are hereby incorporated by reference), completely and exclusively states the agreement of the Parties regarding their subject matter. This Agreement supersedes, and its terms govern, all prior or contemporaneous understandings, term sheets, memoranda of understanding, agreements, representations, summaries, proposals, or other communications between the parties, oral or written, regarding such subject matter. In the event of a conflict between the terms in the body of this Agreement and the terms in one or more of the Exhibits attached hereto, the terms of this Agreement shall control. This Agreement may be amended only by a written document signed by both Parties. The Section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

13.12 No Third Party Rights. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be enforceable by any Person other than BMI and STI, and no third party beneficiary rights are conferred on any such third party. Notwithstanding that any term of this Agreement may be or may become enforceable by a Person who is not a party to this Agreement, the terms and conditions of this Agreement may be modified or amended, or this Agreement may be suspended, cancelled, rescinded or terminated by the Parties as provided hereinabove without the consent of any such third party.

13.13 Counterparts and Facsimile Signatures. This Agreement may be executed and delivered in counterparts all of which taken together shall constitute one single agreement between the Parties. A facsimile transmission of the executed signature page of this Agreement shall constitute due and proper execution and delivery of this Agreement.

13.14 Audit. Each Party shall maintain complete and accurate records of all accounts pertaining to performance of this Agreement, in accordance with generally accepted accounting principles and in such a manner as may be regularly audited. An audit firm engaged by a Party, at such Party’s sole expense, has the right to review and audit those records and statements, including, without limitation, any and all invoices, vouchers, checks, or other documents used by the other Party in preparing any statement, Payment, or records or reports of any nature generated regarding a Party’s performance under this Agreement, at any reasonable time during the Term of this Agreement and for a period of one (1) year following the expiration or termination of this Agreement or until all disputes between STI and BMI are resolved, whichever is later; provided, however, such audit firm shall be required to execute an appropriate multi-party non-disclosure agreement with the audited Party and shall have no right to disclose any third party proprietary or confidential information obtained through the audit.

[SIGNATURE BLOCK]

In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Boulevard Media, Inc. (“BMI”)		Single Touch Interactive, Inc. (“STI”)

By:	/s/ Garth M. Goddard	By:	/s/ Anthony Macaluso
Name:	Garth M. Goddard	Name:	Anthony Macaluso
Title:	Secretary	Title:	Founder

Address For Notice:		Address For Notice:

Boulevard Media, Inc.		Single Touch Interactive, Inc.
1045 Howe St., Suite 700		2235 Encinitas Blvd, Suite 210
Vancouver, BC V6Z2A9		Encinitas, CA 92024

Facsimile No.:		Facsimile No.: 760-438-1171
Telephone No.:		Telephone No.: 760-438-0100

EXHIBIT “A” - POUND PROGRAM FEATURES

STI’s Pound Program will include the following:

1.
Provisioning of Short Dial Codes. The capability to provision voice Short Dial Codes on a carriers network or where requested, to provision voice Short Dial Codes on the carrier’s network. A voice Short Dial Code (e.g. #TALK - #8255) is a shortened number for callers to dial on participating Carrier’s networks simplifying the dialing process for End Users to access the Pound Program.

2.
Front-End IVR System. The capability to provide a front-end IVR platform to initially accept calls from end-users (and directed by the carrier to STI based on the Short Dial Code). The STI IVR will provide initial screening processes, greetings, prompts and menu selections to the End User allowing the discovery and selection of Service Bundles, including the acceptance of charges for any Service Bundle purchased by an End User.

3.
 Redirection to BMI. The STI system will be capable of redirecting the calls to the BMI IVR on completion of these activities. Included in STI’s screens will be the verification of the MIN as a billable number and test for compliance with velocity limits set by the BMI and the carrier.

4.
Content Management. Including the capability to receive Content from BMI’s Catalog, on-the-fly conversion of Content to a format appropriate for the End Users Handset, and integration with the voice, billing and delivery infrastructures. If needed STI will store the Content from BMI’s Catalog.

5.
Delivery of Content to the End Users Handset. The Pound Program tracks each End User, selected Content, Carrier and Handset type and ensures the Content is delivered in an appropriate manner for that Carrier and Handset type. Where the End Users Handset is capable, STI will provide a one-button press to reconnect to the Chat Service. STI will use commercially reasonable efforts to initiate the process for an End User to download Content selected by the End User, within thirty (30) minutes after that selection is made by the End User.

6.
Billing for the BMI Service Bundle. STI will provide all billing records required of the Carrier, at least weekly, to facilitate the addition by the Carrier of the BMI Service Bundle charges to the End User’s Carrier bill and will maintain the billing integration and reconciliation processes with the Carrier.

7.
Activity Reporting. At the outset of this service agreement and for the first ninety days, STI will provide weekly reporting to BMI. Thereafter, reporting will be provided in real time via the Web for various sales and transactional elements with user defined timeframes.

8.
Telecommunications Infrastructure. Telecommunications infrastructure to accommodate End Users calling to access the Pound Program also includes any hardware, software and Internet connectivity required to provide the Pound Program.

9.
Pound Program Costs. STI shall be responsible for all costs incurred in the design, development, creation, installation and maintenance of the Pound Program, provided, however, BMI agrees that, during the Term of this Agreement, there will be no charge to STI by BMI, or any Affiliate, for Content or integration with BMI, including but not limited to the BMI Catalog.

EXHIBIT “B” – EXAMPLE REPORT

Data Fields to be reported on or made available in the real-time reporting system will include the following for each End-User Transaction

Mobile number
Call Date
Call Start Time
Disconnect Time
Duration
Maximum Time Purchased
BMI Termination Number Used
Pound Program Number
Charged Amount
Content Provided